Exhibit 10.4

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[**]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

SECOND AMENDMENT TO EXCLUSIVE PATENT LICENSE AGREEMENT

MGH Agreement No. [**]

MGH Case No(s). [**] and [**]

This second amendment to exclusive patent license agreement (the “Second Amendment”), is effective as of August 15th, 2025 (“Second Amendment Effective Date”), by and between The General Hospital Corporation, a not-for-profit Massachusetts corporation, d/b/a Massachusetts General Hospital, with its principal place of business located at 55 Fruit Street, Boston, Massachusetts 02114 (“Hospital”), and TransCode Therapeutics, Inc., a Delaware corporation, with its principal business address at 6 Liberty Square, #2382, Boston, Massachusetts 02109 (“Company”), each herein referred to as a “Party” and collectively as the “Parties”. Capitalized terms that are not defined herein shall have the meaning ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Hospital and Company are parties to an exclusive patent license agreement, MGH Agreement No. [**], effective as of October 26, 2018, as previously amended, effective as of October 30, 2020 (together, the “Agreement”);

WHEREAS, Hospital and Company now desire to amend the Agreement to revise the diligence requirements and milestone payments, with the payment of an amendment fee; and

WHEREAS, Hospital and Company desire to update the notice and contact addresses for Hospital and Company, respectively.

NOW THEREFORE, in consideration of the promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hospital and Company hereby agree as follows:

1.AMENDMENT

1.1

In consideration of the diligence requirements being revised, Company shall pay Hospital a non-refundable license amendment fee of seventy-five thousand U.S. dollars ($75,000), which shall be due upon execution of this Second Amendment.

1.2	Section 12.2 of the Agreement is hereby amended to provide that the notice and contact addresses for Hospital shall be as follows:

Hospital Contacts

Contact for notices:

Chief Innovation Officer

The General Hospital Corporation

MGB Innovation STE 999

399 Revolution Drive

Somerville, MA 02145

Reference Agreement No. [**]

Contact for invoice and billing-related inquiries:

E-mail: [**]

Contact for intellectual property matters:

E-mail: [**]

Section 12.2 of the Agreement is hereby amended to provide that the notice and contact addresses for Company shall be as follows:

Company Contacts

Contact for notices:

Chief Executive Officer

TransCode Therapeutics, Inc.

6 Liberty Square, #2382

Boston, MA 02109

E-mail: [**]

Reference MGH Agreement No. [**]

Contact for invoice and billing-related inquiries:

E-mail: [**]

Contact for intellectual property matters:

E-mail: [**]

1.3

Section 3.1(a)(v)-(vii) shall be deleted in its entirety and replaced with clauses (v) through (viii) below, Section 3.1(a)(ix)-(xii) shall be deleted in its entirety and replaced with clauses (ix) through (xiii) below, and the final paragraph in Section 3.1(a) shall be deleted in its entirety and replaced below:

“Patent Family 1

(v)

Within [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase II clinical trial for a Therapeutic Product or Therapeutic Process covered by Patent Family 1;

(vi)	[intentionally deleted];

(vii)

Within [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase III clinical trial for a Therapeutic Product or Therapeutic Process covered by Patent Family 1. This requirement will be deemed to have been achieved if, prior to [**], FDA permits Company, itself or through an Affiliate or Sublicenses, to commence marketing a Therapeutic Product or Therapeutic Process covered by Patent Family 1;

(viii)

Within [**], Company shall itself, or through an Affiliate or Sublicensee, make a First Commercial Sale of a Therapeutic Product or Therapeutic Process covered by Patent Family 1 in the United States of America or any country in Europe;

Patent Family 2

(ix)

Within [**], Company shall have submitted an investigational new drug application filing with the United States Food and Drug Administration (FDA) for a Therapeutic Product or Therapeutic Process covered by Patent Family 2;

(x)

Within [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase I clinical trial for a Therapeutic Product or Therapeutic Process covered by Patent Family 2;

(xi)

Within [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase II clinical trial for a Therapeutic Product or Therapeutic Process covered by Patent Family 2. This requirement will be deemed to have been achieved if, prior to [**], FDA permits Company, itself or through an Affiliate or Sublicenses, to commence marketing a Therapeutic Product or Therapeutic Process covered by Patent Family 2;

(xii)

Within [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase III clinical trial for a Therapeutic Product or Therapeutic Process covered by Patent Family 2. This requirement will be deemed to have been achieved if, prior to [**], FDA permits Company itself or through an Affiliate or Sublicenses, to commence marketing a Therapeutic Product or Therapeutic Process covered by Patent Family 2;

(xiii)

Within [**], Company shall itself, or through an Affiliate or Sublicensee, make a First Commercial Sale of a Therapeutic Product or Therapeutic Process covered by Patent Family 2 in the United States of America or any country in Europe;

Notwithstanding the foregoing, Hospital shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by Company at least three months prior to the conclusion of the applicable time period and supported by evidence of technical difficulties or delays in regulatory processes that are outside of Company’s reasonable control. The revised deadline resulting from any such request shall be subject to all terms of this Agreement, as amended by this Second Amendment, including without limitation the right of

Hospital to terminate for default pursuant to Section 10.4. The Parties acknowledge and agree that, as of the Second Amendment Effective Date, no event of default or other breach exists under this Agreement, as amended by this Second Amendment.”

1.4	First paragraph of Section 4.4 shall be deleted in its entirety and replaced with the following:

“4.4 Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.3 above, Company shall pay Hospital one-time milestone payments, which shall not exceed a maximum total amount of two million nine hundred and fifty thousand U.S. dollars ($2,950,000.00) for Products and Processes covered by each Patent Family (as described in the Agreement Appendix A, titled Description of Patent Rights), as follows:”

1.5Section 4.4 (b) shall be deleted in its entirety and replaced with the following: “

(b)	For Therapeutic Products or Therapeutic Processes:
(i)	[**] dollars [**] within sixty (60) days following dosing of first patient in the first phase II clinical trial for a Therapeutic Product or Therapeutic Process for each Patent Family;
(ii)	[**] dollars [**] within sixty (60) days following dosing of first patient in the first phase III clinical trial for a Therapeutic Product or Therapeutic Process for each Patent Family; and
(iii)	[**] dollars ([**] within sixty (60) days following the First Commercial Sale for a Therapeutic Product or Therapeutic Process for each Patent Family.”
1.6	The following Section 4.8 is added to the Agreement:

“4.8 Change of Control

In the event of a Liquidity Event, as hereafter defined, Company shall make a one-time payment to Hospital if any cash funds remain after first satisfying the valid preference rights of any preferred stockholders of Company upon the first occurrence of a Liquidity Event. For clarity and the avoidance of doubt, (A) the Parties agree that the proposed transaction which the Company is currently negotiating involving (i) a proposed acquisition by the Company in exchange for the issuance of in excess of a majority of shares of common stock of the Company (calculated on a fully diluted basis), and (ii) the concurrent closing of a twenty five million dollar ($25,000,000.00) equity financing (the “Exempted Transaction”) shall not be deemed a Liquidity Event as defined below and

(B)only one of these payments shall be made by Company to Hospital. Upon any such Liquidity Event, Company shall pay to Hospital a one-time lump sum payment equal to:

(a)If the Liquidity Event Value is between [**] dollars ([**]) and [**] dollars ([**]), a payment to Hospital of [**]; or

(b)if the Liquidity Event Value is more than [**] dollars ([**]), a payment to Hospital of [**].

The term “Liquidity Event” shall mean any of the following (in no event including the Exempted Transaction) provided that such event results in a cash distribution to the stockholders holding common stock from cash funds received by the Company upon such event:

(i)a merger or consolidation, to or with, a third party, as a result of which the shareholders of Company shall cease to own the majority of the voting shares of Company; or

(ii)a third party, together with its affiliates, becoming the owner of fifty percent (50%) or more of the combined voting power of the voting stock, including, without limitation, all outstanding securities of the Company; or

(iii)	transfer or sale of all or substantially all of the assets of the Company.

The term “Liquidity Event Value” shall mean the valuation of payments or, purchase fees, in cash or stock received for Company common stock or received by Company common stockholders.”

1.7	Section 12.11 shall be deleted in its entirety and replaced with:

“12.11 Survival. In addition to any specific survival references in this Agreement, Sections 1, 2.4, 4.2, 4.6, 4.7, 4.8, 5.3, 5.4, 5.5, 6.4, 8.1, 8.2, 9.2, 9.3, 10.7, 10.8, 10.9, 12.1, 12.2, 12.3, 12.4, 12.7, 12.8, 12.9, 12.10, 12.11, 12.13 and 12.14 shall survive termination or expiration of this Agreement. Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive this Agreement shall similarly survive and remain in effect.”

1.8

Except as herein provided, the Agreement and all of its terms, covenants and conditions are hereby ratified and confirmed in all respects and remain in full force and effect. The Agreement shall, together with this Second Amendment, be read and construed as a single agreement.

1.9

This Second Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Second Amendment may be executed electronically/digitally in compliance with the Massachusetts Uniform Electronic Transactions Act (MUETA) Mass. Gen. Laws ch. 110G and/or The Electronic Signatures In Global And National

Commerce Act (ESIGN) 15 USC ch. 96. Persons signing this Second Amendment agree that, if used, electronic/digital signatures are intended to authenticate this writing and to have the same force and effect as the use of manual signatures.

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IN WITNESS WHEREOF, the Parties have caused this Second Amendment to Agreement to be executed and delivered by their duly authorized representatives as of the Second Amendment Effective Date.

TRANSCODE THERAPEUTICS, INC.		THE GENERAL HOSPITAL CORPORATION

By:	/s/ Thomas A. Fitzgerald	By:	/s/Nimra Taqi
Name:	Thomas A. Fitzgerald	Name:	Nimra Taqi
Title:	Interim CEO; CFO	Title:	VP Business Development & Licensing
Date:	09/30/2025	Date:	09/30/2025

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